Exhibit 99.1

For Immediate Release NR 10-0802 Contact: Paul Gennaro
SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com

AECOM to acquire McNeil Technolgies in US$355-million transaction

U.S. federal government services firm expands AECOM’s presence in the U.S. intelligence market

LOS ANGELES (Aug. 4, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that it has agreed to acquire McNeil Technologies, Inc., a leading government national security and intelligence services firm based in Springfield, Va., from the private equity firm Veritas Capital.

“Our acquisition of McNeil Technologies expands AECOM’s U.S. government business and advances our strategy of positioning AECOM to participate in fast-growing markets,” said John M. Dionisio, AECOM president and chief executive officer.  “McNeil brings a unique expertise to AECOM in intelligence, information technology and cyber security — and diversifies our strong base of federal government relationships.  As the federal government continues to reprioritize spending, national security will be high on the list.  Combined with our recent acquisition of SSI, AECOM now has a significant presence in this high-growth market — and we are well positioned to capture new growth opportunities.”

Under the terms of the agreement, stockholders of McNeil will receive cash of US$355 million.  AECOM expects the transaction to be accretive to cash earnings per share (EPS) in fiscal year 2011.  On a GAAP basis, the transaction is expected to be neutral to EPS in fiscal year 2011.

McNeil has approximately 1,500 employees and provides mission-critical services to U.S. federal government clients in the Department of Defense, Department of Homeland Security, the intelligence community and other U.S. federal and municipal agencies.  Many of these clients already entrust the success of other aspects of their critical missions to AECOM.  McNeil will lead AECOM’s national security and intelligence programs.

“McNeil generated approximately US$245 million of revenue in the 12 months ended December 31, 2009, and has a history of strong cash flow and profitability,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “We are pleased to be in a position to put our balance sheet to work to fund strategic acquisitions in today’s highly attractive M&A market.  We look forward to working with McNeil to expand our market position in national intelligence.”

Ronald Thomas, McNeil chief executive officer, said “The federal government’s continued focus on funding national security initiatives is driving long-term growth opportunities for McNeil.  AECOM is the ideal partner to help McNeil capitalize on these opportunities, given their strong reputation and presence in the government market sector.  We are excited about the new possibilities that joining AECOM presents for our employees as well as our clients.”

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The transaction is expected to close in the fourth quarter of AECOM’s fiscal year 2010.  The acquisition has been approved by Veritas Capital and is subject to customary closing conditions, including necessary regulatory approvals.

AECOM will discuss this transaction and other company developments on its earnings conference call on Aug. 5, 2010.  More information is available online at http://investors.aecom.com.

About AECOM
AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 46,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.3 billion during the 12-month period ended March 31, 2010.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of plans for future operations or expected revenue.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010, and our other reports filed with the U.S. Securities and Exchange Commission.  AECOM does not intend, and undertakes no obligation, to update any forward-looking statement.

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